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As filed with the Securities and Exchange Commission on April 30, 2010

Registration No. 333-163703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICOLD REALTY TRUST
(Exact Name of Registrant as Specified in Its Governing Instruments)

10 Glenlake Parkway
South Tower, Suite 800
Atlanta, Georgia 30328
Telephone: (678) 441-1400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jozef Opdeweegh
10 Glenlake Parkway
South Tower, Suite 800
Atlanta, Georgia 30328
Telephone: (678) 441-1400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Robert B. Knauss, Esq. Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, CA 90071 (213) 683-9100	Robert W. Downes, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

          Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the effective date of this Registration Statement.

            If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

          Americold Realty Trust has prepared this Amendment No. 7 to the Registration Statement on Form S-11 (File No. 333-163703) for the purpose of filing Exhibit 8.1 to the Registration Statement. Amendment No. 7 does not modify any provisions of the Prospectus constituting Part I of the Registration Statement. Accordingly, such Prospectus has not been included herein. Terms not otherwise defined herein shall have the meaning ascribed to them in the Registration Statement.

 PART II

Information not required in prospectus

Item 31.    Other Expenses of Issuance and Distribution.

          The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$45,718	‡

FINRA filing fee	75,500	‡

NYSE listing fee	250,000
Printing and engraving fees	650,000
Legal fees and expenses	3,500,000
Accounting fees and expenses	1,250,000
Blue sky fees and expenses	20,000
Transfer agent and registrar fees	25,000
Miscellaneous expenses	183,782

Total	$6,000,000

‡
Previously paid.

Item 32.    Sales to Special Parties.

          None.

Item 33.    Recent Sales of Unregistered Securities.

          Since April 1, 2007, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

          1.      In January 2009, we issued 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Shares for aggregate consideration of $125,000. These shares were issued to "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act ("Regulation D") in a transaction deemed exempt from the registration requirements of the Securities Act, in reliance on either or both of Regulation D or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          2.      Pursuant to our 2008 Equity Incentive Plan, since December 1, 2008, we have issued stock options to purchase an aggregate of 5,120,084 of our common shares, of which options to purchase 436,175 common shares terminated without issuance or were forfeited by the participant, at exercise prices between $6.47 and $9.93 to our trustees, officers, employees and other eligible plan participants. In February 2010, we issued 27,840 common shares to a former employee pursuant to an exercise of stock options under this plan. The issuance of such stock options and the issuance of common shares upon exercise thereof are deemed to be exempt from the registration requirements of the Securities Act, in reliance on either or both of Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation.

          3.      In December 2009, we issued to the Yucaipa investment funds that own the 49% equity interest in Versacold warrants to purchase 18,574,619 common shares of our company at an exercise price of $9.81 per share in a transaction deemed exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

          4.      In connection with the formation transactions, we will issue to certain management employees of Versacold who will join us following the formation transactions options to purchase an aggregate of approximately 1,487,500 of our common shares at an exercise price equal to the initial public offering price of our common shares plus an aggregate of approximately 262,500 of our common shares in the form of restricted stock or restricted stock units, in a transaction deemed exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 34.    Indemnification Of Trustees And Officers

          The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland law.

          Our declaration of trust authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer or (b) any individual who, while a trustee or officer of our company and at the request of our company, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, member, manager, employee or agent of such real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, member, manager or partner of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The rights to indemnification and advance of expenses provided by our declaration of trust and bylaws vest immediately upon election of a trustee or officer. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with such proceeding.

          The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. In accordance with the MGCL, we are required, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by our company and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by our company if it shall ultimately be determined that the standard of conduct was not met.

Item 35.    Treatment of Proceeds from Stock Being Registered.

          None.

Item 36.    Financial Statements and Exhibits.

(a)
Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)
Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein.

Exhibits
1.1‡	Form of Underwriting Agreement.
2.1‡
Contribution Agreement, dated as of April 8, 2010, by and among ART Icecap Holdings LLC, Versacold International Corporation (f/k/a Eimskip Holdings Inc.), Versacold Logistics Canada Inc. (f/k/a Eimskip Atlas Canada, Inc.), and, solely for purposes of Section 5.8(c)(ii), Americold Realty Trust.
3.1‡	Third Amended and Restated Declaration of Trust of Americold Realty Trust.
3.2‡	Amended and Restated Bylaws of Americold Realty Trust.
4.1‡	Form of stock certificate.
4.2‡	Form of Indenture related to Senior Secured Notes.
5.1‡	Opinion of Venable LLP as to the legality of the securities being offered.
8.1	Opinion of Arnall Golden Gregory LLP regarding certain tax matters.
10.1‡	Loan Agreement, dated as of November 27, 2006, by and among ART Mortgage Borrower Propco 2006-1A L.P., ART Mortgage Borrower Opco 2006-1A L.P. and UBS Real Estate Securities Inc.
10.2‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.
10.3‡	First Amendment to Loan Agreement, dated as of March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.

Exhibits
10.4‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.5‡	First Amendment to Loan Agreement, dated March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.6‡
Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.7‡
First Amendment to Loan Agreement, dated February 28, 2007, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.8‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.9‡
First Amendment to Loan Agreement, dated as of February 28, 2007, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.10‡	Form of Restricted Stock Unit Agreement in connection with awards of restricted stock units made pursuant to Americold Realty Trust 2010 Equity Plan.
10.11‡	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Jozef Opdeweegh.
10.12‡	Form of Employment Agreement between AmeriCold Logistics, LLC and H. Brent Sugden.
10.13‡	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Ronald B. Hutchison.
10.14‡
Employment and Non-Solicitation and Non-Disclosure Agreement by and between AmeriCold Logistics, LLC and Neal Rider, effective as of November 1, 2005, as amended by Amendment No. 1 dated April 12, 2010.
10.15‡	Amended and Restated Employment Agreement dated April 19, 2010 between AmeriCold Logistics, LLC and Timothy L. Oglesby.
10.16‡	Amended and Restated Employment Agreement dated April 21, 2010 between AmeriCold Logistics, LLC and Chris E. Hughes.
10.17‡	Amended and Restated Employment Agreement dated April 12, 2010 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.18‡	Form of Employment Agreement between AmeriCold Logistics, LLC and Susan C. Haley.
10.19‡	Americold Supplemental Executive Retirement Plan, effective as of January 1, 2005.
10.20‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated July 7, 2005 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.21‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated December 5, 2005 between AmeriCold Logistics, LLC and Neal J. Rider.
10.22‡	Americold Realty Trust 2008 Equity Incentive Plan.
10.23‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2008 Equity Incentive Plan.

Exhibits
10.24‡	Form of Stock Option Agreement between Americold Realty Trust and Jozef Opdeweegh.
10.25‡	Americold Realty Trust 2010 Equity Incentive Plan.
10.26‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2010 Equity Incentive Plan.
10.27‡	Warrant to purchase 11,197,634 common shares, dated December 10, 2009.
10.28‡	Warrant to purchase 7,376,985 common shares, dated December 10, 2009.
10.29‡	Form of Indemnification Agreement.
10.30‡	Form of Non-Competition and Services Agreement, between Versacold International Corporation and Americold Realty Trust.
10.31‡	Severance Agreement and Complete Release of All Claims dated August 13, 2008, by and among George A. Schnug, AmeridCold Logistics, LLC and the other parties named therein.
10.32‡
Form of Registration Rights Agreement by and among Americold Realty Trust and Yucaipa Corporate Initiatives Fund I, LP, Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, LP, Yucaipa American Alliance Fund II, LP and Yucaipa American Alliance (Parallel) Fund II, LP.
10.33‡	Form of Limited Partnership Agreement of Americold Realty Operating Partnership, L.P.
21.1‡	List of subsidiaries of the registrant.
23.1‡	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Arnall Golden Gregory LLP (included in the opinion filed as Exhibit 8.1).
23.3‡	Consent of Deloitte & Touche LLP.
23.4‡	Consent of KPMG LLP.
23.5‡	Consent of Global Cold Chain Alliance.
24.1‡	Powers of attorney (included on the signature pages of the original filing).
99.1‡	Consent of George J. Alburger, Jr.
99.2‡	Consent of Richard d'Abo.
99.3‡	Consent of Jeffrey H. Schwartz.

‡
Previously filed.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby further undertakes that:

            (1)     For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 7 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on this 30th day April, 2010.

AMERICOLD REALTY TRUST
By:	/s/ JOZEF OPDEWEEGH
Name:	Jozef Opdeweegh
Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date
/s/ JOZEF OPDEWEEGH Jozef Opdeweegh	Chief Executive Officer, Trustee	April 30, 2010
/s/ RONALD B. HUTCHISON Ronald B. Hutchison	Chief Financial Officer and Principal Accounting Officer	April 30, 2010
* Frederic F. Brace	Trustee	April 30, 2010
* Ira Tochner	Trustee	April 30, 2010
* Stephen R. Sleigh	Trustee	April 30, 2010

*By:	/s/ JOZEF OPDEWEEGH Jozef Opdeweegh Attorney-in-fact

 EXHIBIT INDEX

Exhibits
1.1‡	Form of Underwriting Agreement.
2.1‡
Contribution Agreement, dated as of April 8, 2010, by and among ART Icecap Holdings LLC, Versacold International Corporation (f/k/a Eimskip Holdings Inc.), Versacold Logistics Canada Inc. (f/k/a Eimskip Atlas Canada, Inc.), and, solely for purposes of Section 5.8(c)(ii), Americold Realty Trust.
3.1‡	Third Amended and Restated Declaration of Trust of Americold Realty Trust.
3.2‡	Amended and Restated Bylaws of Americold Realty Trust.
4.1‡	Form of stock certificate.
4.2‡	Form of Indenture related to Senior Secured Notes.
5.1‡	Opinion of Venable LLP as to the legality of the securities being offered.
8.1	Opinion of Arnall Golden Gregory LLP regarding certain tax matters.
10.1‡	Loan Agreement, dated as of November 27, 2006, by and among ART Mortgage Borrower Propco 2006-1A L.P., ART Mortgage Borrower Opco 2006-1A L.P. and UBS Real Estate Securities Inc.
10.2‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.
10.3‡	First Amendment to Loan Agreement, dated as of March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.
10.4‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.5‡	First Amendment to Loan Agreement, dated March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.6‡
Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.7‡
First Amendment to Loan Agreement, dated February 28, 2007, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.8‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.9‡
First Amendment to Loan Agreement, dated as of February 28, 2007, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.10‡	Form of Restricted Stock Unit Agreement in connection with awards of restricted stock units made pursuant to Americold Realty Trust 2010 Equity Plan.
10.11‡	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Jozef Opdeweegh.
10.12‡	Form of Employment Agreement between AmeriCold Logistics, LLC and H. Brent Sugden.
10.13‡	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Ronald B. Hutchison.

Exhibits
10.14‡	Employment and Non-Solicitation and Non-Disclosure Agreement by and between AmeriCold Logistics, LLC and Neal Rider, effective as of November 1, 2005, as amended by Amendment No. 1 dated April 12, 2010.
10.15‡	Amended and Restated Employment Agreement dated April 19, 2010 between AmeriCold Logistics, LLC and Timothy L. Oglesby.
10.16‡	Amended and Restated Employment Agreement dated April 21, 2010 between AmeriCold Logistics, LLC and Chris E. Hughes.
10.17‡	Amended and Restated Employment Agreement dated April 12, 2010 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.18‡	Form of Employment Agreement between AmeriCold Logistics, LLC and Susan C. Haley.
10.19‡	Americold Supplemental Executive Retirement Plan, effective as of January 1, 2005.
10.20‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated July 7, 2005 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.21‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated December 5, 2005 between AmeriCold Logistics, LLC and Neal J. Rider.
10.22‡	Americold Realty Trust 2008 Equity Incentive Plan.
10.23‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2008 Equity Incentive Plan.
10.24‡	Form of Stock Option Agreement between Americold Realty Trust and Jozef Opdeweegh.
10.25‡	Americold Realty Trust 2010 Equity Incentive Plan.
10.26‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2010 Equity Incentive Plan.
10.27‡	Warrant to purchase 11,197,634 common shares, dated December 10, 2009.
10.28‡	Warrant to purchase 7,376,985 common shares, dated December 10, 2009.
10.29‡	Form of Indemnification Agreement.
10.30‡	Form of Non-Competition and Services Agreement, between Versacold International Corporation and Americold Realty Trust.
10.31‡	Severance Agreement and Complete Release of All Claims dated August 13, 2008, by and among George A. Schnug, AmeridCold Logistics, LLC and the other parties named therein.
10.32‡
Form of Registration Rights Agreement by and among Americold Realty Trust and Yucaipa Corporate Initiatives Fund I, LP, Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, LP, Yucaipa American Alliance Fund II, LP and Yucaipa American Alliance (Parallel) Fund II, LP.
10.33‡	Form of Limited Partnership Agreement of Americold Realty Operating Partnership, L.P.
21.1‡	List of subsidiaries of the registrant.
23.1‡	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Arnall Golden Gregory LLP (included in the opinion filed as Exhibit 8.1).
23.3‡	Consent of Deloitte & Touche LLP.
23.4‡	Consent of KPMG LLP.
23.5‡	Consent of Global Cold Chain Alliance.
24.1‡	Powers of attorney (included on the signature pages of the original filing).
99.1‡	Consent of George J. Alburger, Jr.
99.2‡	Consent of Richard d'Abo.
99.3‡	Consent of Jeffrey H. Schwartz.

‡
Previously filed.

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PART II Information not required in prospectus
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification Of Trustees And Officers
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
Signatures
EXHIBIT INDEX